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                                                                   Exhibit 10.30

                              Charles F. Avery, Jr.
                                  Offer Summary

Position: Vice President - Finance, Selfix/Seymour

Starting salary: $120,000

Bonus target: 30% of salary if Selfix/Seymour's budgeted EBITDA profits are achieved; subject to floor at 90% achievement level; no cap. Pro rata in 1998. The bonus plan design is subject to annual review by the Board of Directors and may change from time-to-time. There are currently no pending changes of significance.

Stock options: 20,000 options at market price to be awarded and priced on October 13, 1998 or at such other time as the Board shall meet and award options. A cash award will be used to make up any shortfall between the option price and the current market price.

Full benefit package: Health, dental, life, disability, 401(k), profit sharing, stock purchase plan etc. consistent with Selfix/Seymour's current benefit plans. A summary of such plans has been previously provided to you.

Severance agreement - A severance agreement will be provided after your first day of employment that will guarantee a minimum of 6 months severance in the event of termination without cause.